Exhibit 99.1

Sutter Rock Capital Corp. Third Quarter 2019

Preliminary Investment and Portfolio Activity Update

Net Asset Value Increases to $11.15 to $11.40 Per Share

SAN FRANCISCO, Calif., October 7, 2019 (GLOBE NEWSWIRE) – Sutter Rock Capital Corp. (“Sutter Rock” or the “Company”) (Nasdaq:SSSS) today provided the following update on its investment and portfolio activity for the third quarter ended September 30, 2019.

“Given the volatility during the third quarter in the broader equity market, specifically in the technology sector, we wanted to provide a preliminary quarter-end update for our shareholders,” said Mark Klein, President and Chief Executive Officer of Sutter Rock. “For the quarter ended September 30, 2019, we expect Sutter Rock’s net asset value per share to increase to approximately $11.15 to $11.40 per share from $10.75 as of June 30, 2019. Overall, the expected increase in net asset value is due to the appreciation in value of our portfolio as a result of recent financings and M&A activity involving our portfolio companies.”

As previously reported, Sutter Rock’s net assets totaled approximately $211.1 million, or $10.75 per share, at June 30, 2019, compared to approximately $195.4 million, or $9.89 per share, at December 31, 2018 and approximately $213.4 million, or $10.58 per share, at September 30, 2018. As of September 30, 2019, Sutter Rock’s net asset value per share is estimated to be between $11.15 and $11.40 including liquid assets of $63.0 million, consisting of cash and marketable securities.

Klein continued, “Our priority has always been to focus on investment performance, which will drive our net asset value. We believe this, coupled with our continued implementation of shareholder initiatives designed to enhance shareholder value, will lead to a higher equity value for our shareholders.”

Investment Portfolio Update and Selected Portfolio Company Developments

At September 30, 2019, Sutter Rock held positions in 25 portfolio companies – 24 privately-held and one publicly-held.

During the three months ended September 30, 2019, Sutter Rock exited its remaining investment in Dropbox, Inc.:

Portfolio Company	Shares Sold	Average Net Share Price (1)	Net Proceeds	Realized Gain
Dropbox, Inc.	437,530	$21.03	$9.2 million	$1.7 million
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(1)	The average net share price is the net share price realized after deducting all commissions and fees on the sales.

During the three months ended September 30, 2019, Sutter Rock funded the following new and follow-on investments:

Portfolio Company	Investment	Transaction Date	Amount Invested
Aspiration, Inc.	Convertible Note	8/9/2019	$0.3 million
GreenAcreage Real Estate Corp.	Common Stock	8/13/2019	$7.5 million
Treehouse Real Estate Corp.	Common Stock	9/11/2019	$7.5 million

Share Repurchase Program

As previously announced on the August 2019 Q2 earnings call, Sutter Rock’s Board of Directors authorized a $5.0 million expansion of the share repurchase program to an aggregate of $25.0 million. During the three months ended September 30, 2019, the Company repurchased an additional 605,327 shares of its common stock for an aggregate purchase price of $3.9 million. The dollar value of shares that may yet be purchased by the Company under the share repurchase program is approximately $5.2 million.

Under the publicly announced share repurchase program, as of September 30, 2019, the Company has repurchased 3,139,484 shares of its common stock for approximately $19.8 million since the share repurchase program was announced in August 2017.

Preliminary Estimates and Guidance

The preliminary financial estimates provided herein are unaudited and have been prepared by, and are the responsibility of, the management of Sutter Rock. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data included herein. Actual results may differ materially.

The Company expects to announce its third quarter results on November 6, 2019.

About Sutter Rock Capital Corp.

Sutter Rock Capital Corp. (Nasdaq:SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. Sutter Rock is headquartered in San Francisco, CA. www.sutterrock.com

Forward-Looking Statements

Statements included herein, including statements regarding Sutter Rock's beliefs, expectations, intentions or strategies for the future, may constitute "forward-looking statements". Sutter Rock cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements and other conditions which could cause Sutter Rock's actual results to differ from management's current expectations are contained in Sutter Rock's filings with the Securities and Exchange Commission. Sutter Rock undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

Contact

Sutter Rock Capital Corp.

(650) 235-4769

IR@sutterrock.com

Media Contact

Bill Douglass

Gotham Communications, LLC

Communications@sutterrock.com